Exhibit 10.1

INVENTORY TRANSFER, E-COMMERCE SERVICING AND VIP SERVICES AGREEMENT
THIS INVENTORY TRANSFER, E-COMMERCE SERVICING AND VIP SERVICES AGREEMENT (the “Agreement”), dated January 31, 2013 (the “Effective Date”), is by and between Paid, Inc. (“PAID”), a Delaware corporation located at 40 Washington Street, Westborough, MA 01581, and MCN Interactive, LLC d/b/a MusicCityNetworks, a Tennessee limited liability company located at 209 10th Avenue South, Suite 400, Nashville, TN 37203 (“MCN”).
WHEREAS, PAID has several relationships and agreements under which it provides merchandising and e-commerce services and for which it holds inventory;
WHEREAS, PAID and MCN desire to have MCN store and take title to the inventory and to provide the merchandising and e-commerce services subject to the profit sharing arrangement agreed upon in this Agreement;
WHEREAS, MCN needs additional employees/contractors in which to provide such services;
WHEREAS, several PAID employees/contractors are willing to transition their employment or relationship from PAID to MCN;
WHEREAS, MCN desires to offer VIP services to artists;
WHEREAS, PAID and MCN desire to have PAID provide the VIP Services subject to the profit sharing arrangement agreed upon in this Agreement;
Now, in consideration for the mutual benefits, agreement and covenants contained in this Agreement, the parties agree as follows:
1.    E-COMMERCE SERVICING.
PAID hereby grants to MCN the exclusive license to service its accounts with respect to e-commerce and merchandising. As of the date hereof, Paid's e-commerce and merchandising accounts are as set forth in Schedule A (the “Accounts”). MCN shall hire or engage the employees/contractors set forth in Schedule B (the “Transitioning Employees/Contractors”) no later than March 1, 2013.
Unless otherwise agreed, MCN shall transition all e-commerce to its own e-commerce system by building out e-commerce web stores and taking all other necessary steps no later than sixty (60) days from the date hereof (the “Account Transition Date”). The cost of each web store build-out is expected to be $3,000, which cost shall be shared on a 50/50 basis by PAID and MCN. In the event of an advance previously paid to any Artist, such advance shall be deducted from the Artist's share of net profits, and shall be returned one hundred percent to PAID.
From the date hereof, PAID and MCN shall share in Net Profits for e-commerce and merchandising on a 50/50 basis. Within five (5) business days of the date hereof, PAID shall pay sixty thousand dollars ($60,000) as an advance (the “Advance”), which advance shall be repaid out of MCN's share of the Net Profits. The Advance will be applied towards build-out of the various e-commerce web stores for the Accounts and to pay the salaries and benefits of the Transitioning Employees/Contractors through the Account Transition Date.
Net Profits is defined in this Section 1 as gross revenue less returns and charge-backs, less agreed upon salaries and compensation (excluding benefits and payroll taxes which are covered by E-Commerce Expenses) for the Transitioning Employees/Contractors less E-Commerce Expenses.

E-Commerce Expenses is defined in this Section 1 as the actual out of pocket costs for salaries and benefits for up to 3 personnel (customer service (1), warehouse workers (2)), rent (up to $3,000 monthly), actual pick/pack/shipping costs, actual cost of goods sold, insurance costs for cost of goods sold, cost of employee benefits and payroll taxes for the Transitioning Employees/Contractors, and additional allocated costs for bookkeeping and accounting, which aggregate amount shall not exceed $240,000 in any calendar year, pro-rated in 2013 to $200,000 as of March 1, 2013.
Prior to the Account Transition Date, PAID shall continue to operate the Accounts on its own e-commerce systems and collect all revenue from such accounts through its own e-commerce system. Upon the Account Transition Date, MCN shall collect all revenue with respect to such accounts into a segregated account. The party which collects the revenue shall remit the 50/50 share, with a statement of full accounting, no later than the fifteenth day of the month with respect to the prior month's activities beginning with May 1, 2013. For payments accrued prior to the Account Transition Date, MCN shall provide to PAID a list of its E-Commerce Expenses no later than the tenth day of each month. The first date in which payments shall be due is May 15, 2013 for the month of April 2013.
2.    TRANSFER OF INVENTORY.
Within thirty (30) days from the date hereof, PAID shall have delivered all inventory for the Accounts to MCN FOB Nashville, which inventory shall be owned by and titled to MCN as of such date (the “Inventory”). Risk of loss prior to the delivery date shall be on PAID and PAID shall obtain adequate insurance for such delivery. Cost of shipping shall be shared on a 50/50 basis between PAID and MCN. PAID shall include with the delivery a statement of the value of the Inventory (the “Valuation Schedule”)
Upon receipt of the Inventory and the Valuation Schedule, a representative of PAID and MCN shall count the Inventory to confirm delivery in full and to accept the amounts provided on the Valuation Schedule, upon which MCN shall have taken title to such Inventory (except where, by contract, such Inventory is being held by PAID on consignment, in which case, MCN shall become the consignee). In the event of any disagreement as to count or value, PAID and MCN shall cooperate to resolve such disagreement. After delivery of the Inventory, MCN shall process the Inventory into its system. The dollar amount on the Valuation Schedule, as accepted, shall be deemed a further Advance by PAID.
As of December 31, 2013 and December 31, 2014, MCN shall determine the sales of Inventory and adjust PAID's Net Profit share described in Section 1 of this Agreement to credit back Inventory sales at 100% of such sales, and until such time, MCN shall be authorized to contribute all sums received from its Inventory sales for working capital purposes.
3.    VIP SERVICES.
MCN hereby grants to PAID the exclusive license to service the Accounts, and any VIP accounts generated by the MCN or PAID for VIP Services, which services shall include VIP ticketing and fan experiences (collectively, the “VIP Artists”). PAID shall use the resources of the Transitioning Employees/Contractors and the VIP Employee/Contractor described below in marketing, developing and servicing such VIP Artists accounts.
From the date hereof, PAID and MCN shall share in Net Profits for VIP Services on a 50/50 basis after subtracting VIP Expenses from gross revenue received with respect to the VIP Artists. With respect to services to VIP Artists, MCN shall hire or engage one additional employee/contractor listed in Schedule B (the “VIP Employee/Contractor”).
Net Profits is defined in this Section 3 as Gross Revenue for VIP Services to VIP Artists less VIP Expenses. VIP Expenses is defined in this Section 3 as the actual out of pocket costs for salaries and benefits for the VIP Employee/Contractor and bonuses paid as part of a bonus program for the benefit of the Transitioning Employees/Contractors and the VIP Employee/Contractor.

MCN will use its commercially reasonable efforts to transition VIP accounts to its e-commerce system so as to fully integrate e-commerce and merchandising with VIP Services.
Any existing contracts for VIP business for completed tours shall be administered exclusively by PAID.
Upon the transition of the VIP Services to MCN's accounts, MCN shall provide PAID with monthly statements by the fifteenth day of each month with respect to the prior month. Each statement of account shall include information on all gross revenues related to this VIP Services, and all VIP Expenses deducted, and any sums due PAID coupled with payment for any sums due.
4.    RIGHTS.
a.    Audit Rights. PAID shall have the right upon request to MCN, to review and examine, at PAID's cost, the books, accounts, and records of MCN relating to PAID's share of the revenue. The examination may be performed only within thirty-six (36) months after the date a statement is rendered. Statements shall be final and binding, and not subject to any claim or objection by PAID, unless MCN is notified by PAID of PAID's specific written objection to the applicable statement within thirty-six (36) months after the date the statement is delivered.
b.     MCN Content. Any HTML formatting code, source and object code, programming code and software, and any other such technical content built and/or created by MCN for the Accounts (i.e., e-commerce and business administration infrastructure), shall remain the property of MCN (“MCN Content”), and, therefore, PAID shall not have the right to claim ownership rights in and to any MCN Content, provided however, if MCN is not able to adequately provide the services required with respect to the agreement with any PAID artist or any Account, MCN shall grant a non-exclusive license back to PAID and the applicable Artist with respect to the MCN Content. PAID shall not be entitled to use any name, trademark or service mark of MCN or its affiliates in any manner without obtaining the prior written consent of MCN. MCN shall not be entitled to use any name, trademark or service mark of PAID or its affiliates in any manner without obtaining the prior written consent of PAID.
c.    Oversight Board. MCN shall create an oversight board consisting of the individuals listed on Schedule B, which oversight board shall be responsible for reviewing monthly expenses to ensure that the parties will obtain Net Profits with respect to e-commerce and merchandising and VIP Services.
5.    TERM; TERMINATION.
The Term of this Agreement shall commence as of the Effective Date until otherwise terminated pursuant to this Agreement (the “Term”). Neither PAID nor MCN may terminate this Agreement except upon the other party's material breach of this Agreement, where such material breach is not cured within sixty (60) days after notice of the non-breaching party to the breaching party. Upon the termination of this Agreement, all rights granted to MCN hereunder shall forthwith terminate and automatically revert to PAID. The prior payment obligations of Sections 1, 2 and 3, Section 4(a), Section 5, and Section 7 through 9 of this Agreement, and all privacy obligations of the parties described in this Agreement, shall survive termination.
6.    REPRESENTATIONS AND WARRANTIES.
a.    MCN. MCN represents and warrants that: (i) MCN is a Tennessee limited liability company duly organized in the State of Tennessee; (ii) MCN has the full right, power and authority to enter into and to perform this Agreement, and to grant to PAID all rights and licenses set forth herein, and is not bound by any other agreement to offer, negotiate, or grant any such licensing rights to any other licensee; (iii) MCN is not under any restriction or obligation, nor is a party to any other agreement that may or will impair MCN's full performance of this Agreement; (iv) no content provided with respect to the Accounts or VIP Services by MCN to be used in connection with this Agreement shall violate or infringe upon any common law or statutory rights of any party, including contractual rights, copyrights, and rights of privacy or publicity of any party.

b.    PAID. PAID represents and warrants that: (i) it has full right, power and authority to enter into and perform this Agreement, and to grant to MCN all rights and licenses set forth herein; (ii) PAID is a corporation duly organized under the laws of the State of Delaware; (iii) PAID is not under any restriction or obligation, nor is a party to any other agreement that may or will impair PAID's performance of this Agreement.
c.    Anticipated Success. Both parties acknowledge that neither party is making any representations and/or warranties concerning the anticipated success of the transactions described hereunder and/or the amount of revenue received or profit to be paid to either party hereunder.
7.    INDEMNITY; LIMITATION OF LIABILITY.
Each party hereto agrees to indemnify and hold the other and its officers, directors, managers, members, employees, attorneys, agents, successors, assigns, and licensees harmless against any claim, liability, cost and expense (including attorneys' and accountants' fees reasonably incurred) in connection with any claim(s) resulting in a judgment against the indemnified party or settled with the indemnifying party's consent that are a result from or are reasonably in connection with any breach or alleged breach by the indemnifying party of the any of its warranties, representations or covenants set forth in this Agreement, or by reason of the failure of the indemnifying party to perform any of its covenants or obligations contained in this Agreement. The indemnified party shall promptly notify the indemnifying party of any claim (unless the failure to do so did not prejudice the defense of the claim), and shall cooperate fully with the indemnifying party at the indemnifying party's expense. In the event that the indemnifying party assumes the defense or settlement negotiations of any claim, the indemnified party may, at its own expense, participate in the defense and settlement negotiations with its own counsel. The remedy set forth in this section shall be the sole and exclusive remedy for any claim made pursuant to a breach of this Agreement other than for injunctive relief to the extent authorized in this Agreement. IN NO EVENT SHALL EITHER PARTY BE RESPONSIBLE FOR ANY CONSEQUENTIAL, SPECIAL, PUNITIVE OR OTHER INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST REVENUE OR PROFITS, IN ANY WAY ARISING OUT OF OR RELATED TO THE AGREEMENT, EVEN IF THE AFFECTED PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
Notwithstanding the foregoing, on a monthly basis, in the event that salaries for the Transitioning Employees/Contractors and the E-Commerce Expenses and VIP Expenses exceed net revenue (gross revenue less cost of goods sold), PAID shall pay the difference on a dollar for dollar basis, which amount shall not exceed $150,000, provided that any such shortfall shall be reimbursed to PAID upon MCN's later receipt of Net Profits pursuant to Section 1 or Section 3 of this Agreement. Any such reimbursement shall be deducted first from the Advance before additional funds due.
8.    NOTICES.
Any notice to be given shall be deemed sufficiently given if in writing and delivered personally or transmitted by confirmed facsimile or telex, or sent by overnight courier or certified mail to the following:

If to PAID:	Attention: President
PAID, Inc.
40 Washington Street
Westborough, MA 01581
Fax: (508) 797-5398

with a copy to:	Michael A. Refolo
Mirick, O'Connell, DeMallie & Lougee, llp
100 Front Street
Worcester, MA 01608
Fax: (508) 463-1395

if to MCN:	Attention: President
209 10th Avenue South
Suite 400
Nashville, TN 37203

Any notice so transmitted, delivered or mailed shall be deemed to be given on the date it is transmitted and confirmed or delivered personally, and the day it is delivered by overnight courier, or five (5) business days following the date it is mailed. Each party may change the address to which notice is to be sent by giving the other party prior written notice of such change in accordance with this Section.
9.    MISCELLANEOUS.
a.    Assignment. This Agreement may not be assigned by either party without the consent of the other party hereto, which consent shall not be unreasonably withheld and shall be conditioned upon the acquiring entity expressly assuming all of the assigning party's obligations hereunder, except that PAID shall have the right to assign this Agreement to any subsidiary controlled by PAID or to any person or entity owning or acquiring all or a substantial portion of PAID or its assets. PAID also may engage third parties to fulfill one or more of its functions hereunder in the ordinary course of business, subject to PAID's oversight and direction. Unless otherwise provided hereunder, this Agreement shall obligate and inure to the benefit of respective successors, licensees, heirs, administrators, and assigns of the parties.
b.    Applicable Law. This Agreement shall be governed by the laws and in the state and federal courts of the Commonwealth of Massachusetts, and both parties accept the personal jurisdiction of, and waive any objections to the venue of, such courts.
c.    Injunctive Relief. Each party acknowledges and agrees that a breach of any of the provisions contained in this Agreement may result in irreparable and continuing damage to the non-breaching party for which there may be no adequate remedy at law, and, notwithstanding the provisions in this Agreement, the non-breaching party may apply to any courts of competent jurisdictions for injunctive relief or other equitable remedy to enforce or prevent any breach of the provisions of this Agreement.
d.    Confidentiality. Neither party shall disclose any of the terms of this Agreement to any third party, except to the extent necessary or required to perform its respective obligations under this Agreement; provided, however, that each of the parties may reveal the terms of this Agreement to their financial and legal advisors and institutions or as otherwise required by applicable law or regulation.
e.    Public Communications. Promptly upon execution of this Agreement, MCN and PAID shall mutually agree upon a form of press release for distribution to the press. Neither party hereto shall, without the prior written consent of the other party, issue any press release or make any other public announcement or statement relating to the terms and conditions of this Agreement or any fact without the prior consent of the other party, it being understood that any MCN or representative thereof may provide such consent.
f.    Severability. If any provision of this Agreement is determined to be invalid by a court of competent jurisdiction, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement, unless such invalidity or unenforceability shall frustrate an essential purpose of this Agreement. Rather, the entire Agreement shall be construed as if it did not contain the particular invalid or unenforceable provision or provisions, and the rights and obligations of each party shall be construed and enforced accordingly.
g.    Entire Agreement. This Agreement constitutes the entire agreement between MCN and PAID, and these provisions shall supersede or replace any conflicting or additional provisions which may be contained in any other communication, agreement or understandings, whether written or oral. In the event of a conflict between any provisions appearing in any other writing and this Agreement, the provisions of this Agreement shall control.

h.    Waivers. A waiver by either party of any provision of this Agreement in any instance shall not be deemed a waiver of such provision, or any other provision hereof, as to any other instance or occurrence whether similar or dissimilar.
i.    Due Authority. Each person signing this Agreement warrants the authority of that person to bind the party on whose behalf the person signs.
j.    Amendments. This Agreement may not be amended except by a written instrument signed by the parties hereto. No provision of this Agreement shall be deemed waived, amended or modified by any party, unless such waiver, amendment, or modification is in writing and signed by both parties.
k.    No Agency Relationship. Nothing in this Agreement shall create or be deemed to create any agency, partnership, joint venture, franchise or employment relationship between MCN and PAID, and neither party shall hold itself out as having such a relationship. Neither party shall have the right or power to bind or obligate the other party in any manner whatsoever other than as expressly set forth in this Agreement.
l.    Counterparts. This Agreement, and any amendment to this Agreement, may be signed in one or more counterparts, by fax, pdf or by original signature, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same Agreement.
m.    Force Majeure. Neither party shall be considered in breach of this Agreement if performance of its obligations hereunder shall be prevented by destruction of merchandise, embargo, industry-wide failure of raw materials, strike, labor disturbance, civil commotion, act of any lawful authority, or act of God. In such event, the party so prevented shall immediately notify the other party in writing of the detail for such prevention.
IN WITNESS WHEREOF, this Agreement has been executed as of the date and year first written above.

PAID, Inc.		MCN Interactive, LLC d/b/a MusicCityNetworks

By:	/s/ W. Austin Lewis, IV	By:	/s/ Paul McCulloch
Name	W. Austin Lewis, IV	Name:	Paul McCulloch
Title	President	Title:	CEO